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                                                                     EXHIBIT 2.8

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                            STOCK PURCHASE AGREEMENT

                                     between

                           BROOKDALE DEVELOPMENT, LLC,
                      a Delaware limited liability company

                                       and

                              DBF CONSULTING, LLC,
                    a Pennsylvania limited liability company

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                            Dated as of March 1, 2005

                              ---------------------

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                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of March 1, 2005, by and between DBF CONSULTING, LLC, a Pennsylvania limited liability company (the "Company"), and BROOKDALE DEVELOPMENT, LLC, a Delaware limited liability company (the "Purchaser").

                                   WITNESSETH:

      WHEREAS, the Company owns all of the issued and outstanding shares of stock (the "Subject Interests") in AH North Carolina Investor, Inc., an Ohio corporation ("AH Investor"); and

      WHEREAS, AH Investor owns all of the issued and outstanding membership interests (the "Membership Interests") in AH North Carolina Subordinated, LLC, an Ohio limited liability company ("AH Subordinated"); and

      WHEREAS, AH Subordinated owns all of the issued and outstanding shares of stock (the "CGP Shares") in AH North Carolina CGP, Inc., an Ohio corporation ("AH CGP"); and

      WHEREAS, (A) AH CGP is the sole general partner of, and owns a one percent (1%) partnership interest in, AH North Carolina Owner Limited Partnership, an Ohio limited partnership ("AH Owner"); and (B) AH LLC is the sole limited partner of, and owns a ninety-nine percent (99%) partnership interest in, AH Owner; and

      WHEREAS, the Subject Interests, Membership Interests, CGP Shares, and the equity interests in AH Owner are described on Exhibit A attached hereto; and

      WHEREAS, AH Owner owns and holds title to certain real property located in Raleigh, North Carolina (the "Real Property"), on which a senior independent and assisted living facility, known as The Heritage of Raleigh, located (the "Facility"); and

      WHEREAS, Purchaser has offered to purchase from the Company, and the Company has agreed to sell to Purchaser, the Subject Interests for the price and upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.    DEFINITIONS.

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

      "Affiliate" with respect to any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the

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ownership of voting securities, by contract or otherwise; and the terms
"controlling" and "controlled" have meanings correlative to the foregoing.

      "Agreement" shall mean this Agreement, together with the Exhibits, in each case as amended, restated, supplemented or otherwise modified from time to time.

      "AH CGP" shall have the meaning specified in the Recitals.

      "AH Entities" shall mean, collectively, AH Investor, AH Subordinated, AH CGP and AH Owner.

      "AH Entity" shall mean any one of the AH Entities.

      "AH Investor" shall have the meaning specified in the Recitals.

      "AH Owner" shall have the meaning specified in the Recitals.

      "AH Subordinated" shall have the meaning specified in the Recitals.

      "Applicable Law" shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, and ordinances of any Governmental Authority and common law duties, (ii) Consents of any Governmental Authority and (iii) orders, decisions, rulings, judgments, directives or decrees of any Governmental Authority.

      "BLCI" shall mean Brookdale Living Communities, Inc., a Delaware corporation.

      "Business Day" shall mean any day that is not a Saturday, a Sunday, or a day on which banking institutions in the City of Philadelphia, Pennsylvania, are authorized or required by law to close.

      "Closing" shall have the meaning specified in Section 2.2(a).

      "Closing Date" shall have the meaning specified in Section 2.2(a).

      "Company" shall have the meaning set forth in the Preamble.

      "Company Indemnified Parties" shall have the meaning specified in Section 6.2.

      "Company's Knowledge" means the actual knowledge without investigation of David B. Fenkell and John Hollyday.

      "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, or any registration, certificate, qualification, declaration or filing with, or any notice to, any Person.

      "Facility" shall have the meaning specified in the Recitals.

      "Governmental Authority" shall mean any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or

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administrative functions of or pertaining to government, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

      "Indemnified Party" shall have the meaning specified in Section 6.3.

      "Indemnifying Party" shall have the meaning specified in Section 6.3.

      "Investor Loan" shall mean the loans described on Exhibit B attached hereto.

      "Investor Loan Documents" shall mean agreements and other documents evidencing or securing repayment of the Investor Loan.

      "Lien" shall mean any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, adverse claim, charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a lessor under a capital lease having substantially the same economic effect), any agreement to give or refrain from giving any lien, pledge, mortgage, security interest, charge or other encumbrance of any kind, any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

      "Losses" shall have the meaning specified in Section 6.1.

      "Mortgage Loan" shall mean the loans described on Exhibit C attached hereto.

      "Mortgage Loan Documents" shall mean agreements and other documents evidencing or securing repayment of the Mortgage Loan.

      "Notices" shall have the meaning specified in Section 7.1.

      "Organizational Documents" shall mean (a) with respect to any corporation, the certificate of incorporation or articles of incorporation and by-laws of such corporation, (b) with respect to any limited partnership, the certificate of limited partnership and agreement of limited partnership of such limited partnership, and (c) with respect to any limited liability company, the certificate of formation or certificate of organization and limited liability company agreement or operating agreement of such limited liability company.

      "Person" shall mean any individual, trustee, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership and other entity or any Governmental Authority.

      "Purchase Price" shall have the meaning specified in Section 2.1.

      "Purchaser" shall have the meaning set forth in the Preamble.

      "Purchaser Indemnified Parties" shall have the meaning specified in
Section 6.1.

      "Real Property" shall have the meaning specified in the Recitals.

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      "Subject Interests" shall have the meaning specified in the Recitals.

      "Subordinated Loan" shall mean the loans described on Exhibit D attached hereto.

      "Subordinated Loan Documents" shall mean agreements and other documents evidencing or securing repayment of the Subordinated Loan.

      "Tax" or "Taxes" shall mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum, occupancy, withholding, payroll, employment, social security, excise, severance, stamp, value added, occupation, premium, property (including, without limitation, real property and any assessments, special or otherwise), windfall profits, customs, duties or other taxes of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

      "Third Party Claim" shall have the meaning specified in Section 6.3.

      "Transaction Documents" shall mean this Agreement and all other agreements and instruments referred to herein to be entered into by the parties referenced therein in connection with the consummation of the transactions contemplated hereby and thereby.

      1.2 Headings; Construction and Interpretation. The headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and are not to be considered in construing or interpreting this Agreement. All section, preamble, recital, exhibit, schedule, disclosure schedule, annex, clause and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

2.    SALE AND PURCHASE.

      2.1 Sale of the Subject Interests. On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from the Company, all of the Subject Interests for the aggregate purchase price of One Hundred and no/100 Dollars ($100.00) (the "Purchase Price"). The Purchaser acknowledges and agrees that it is purchasing the Subject Interests, and accordingly, is acquiring the equity interests in, and assets of, AH Subordinated, AH CGP and AH Owner, subject to the Mortgage Loan, the Subordinated Loan, the Investor Loan and all liabilities relating to the Facility and the maintenance of the existence of the AH Entities.

      2.2   Closing.

            (a) The closing of the purchase and sale of the Subject Interests (the "Closing") shall take place at 4:00 p.m., local time, on March 18, 2005, provided all of the conditions set forth in Section 7 hereof shall have been satisfied or duly waived or at such other time and date as the parties hereto shall agree (the "Closing Date"), at the offices of the Purchaser, or at such other place as the parties hereto shall agree.

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            (b) At the Closing, the Company shall deliver the original certificates representing the Subject Interests (the "Stock Certificates") as well as an executed Stock Power (the "Stock Power").

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      To induce the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

      3.1 Organization and Qualification. To the Company's Knowledge, each AH Entity is a corporation, limited liability company, or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own or lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

      3.2 Corporate or Other Power. The Company is duly organized and validly existing in good standing as a limited liability company under the laws of the Commonwealth of Pennsylvania. The Company has the requisite power and authority to execute, deliver, carry out, and perform its obligations under each Transaction Document to which it is a party, including, without limitation, the power and authority to sell, assign, transfer and deliver the Subject Interests to the Purchaser as contemplated hereunder.

      3.3 Authorization; Binding Obligations. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the Company's part. The sale, transfer, assignment, and delivery by the Company of the Subject Interests as contemplated hereunder at Closing have been duly authorized, or will be duly authorized prior to the Closing. This Agreement constitutes, and the other Transaction Documents to which the Company is a party when executed and delivered by the Company will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      3.4 AH Investor. The information contained on Exhibit A attached hereto concerning the AH Entities is true and correct.

      3.5 Validity of Subject Interests. To the Company's Knowledge, the Subject Interests and the shares, membership interests and partnership interests in each of the AH Entities have been dully authorized and duly and validly issued, fully paid and non-assessable, and are, and at the Closing shall be, free and clear of any Liens created by, through, or under the Company, except as contemplated by the Mortgage Loan Documents and the Mezzanine Loan Documents.

      3.6 Employees. None of the AH Entities has any employees.

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      3.7 Employee Benefit Plans. None of the AH Entities has any employee benefit or welfare plan.

      3.8 Litigation. To the Company's Knowledge, there are no pending or threatened claims, actions, suits, labor disputes, grievances, administrative or arbitration or other proceedings or, investigations against any of the AH Entities or their respective assets or properties before or by any Governmental Authority other than those related to the Mortgage Loan, the Subordinated Loan, the Investor Loan or those known to Purchaser, BLCI or one of their Affiliates.

      3.9 Asset and Liabilities.

            (a) To the Company's Knowledge, none of the AH Entities owns any assets other than (i) equity interests in one or more of the other AH Entity as described in the Recitals to this Agreement and on Exhibit A attached hereto, and (ii) other assets related to such equity interests or to the Facility.

            (b) To the Company's Knowledge, none of the AH Entities has any liabilities or obligations, known or unknown, fixed or contingent, other than
(i) liabilities or obligations incurred to maintain the existence of the applicable AH Entity, and (ii) other Liens, liabilities and obligations related to the Facility.

      3.10 Depository and Other Accounts. To the Company's Knowledge, none of the AH Entities maintains deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of any AH Entity are deposited from time to time other than those of which Purchaser or one of its Affiliates is aware.

      EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 3, THE COMPANY MAKES NO REPRESENTATIONS WARRANTIES OF ANY KIND OR NATURE WITH REGARD TO THE AH ENTITIES, THE FACILITY, OR THE FINANCIAL CONDITION OF THE AH ENTITIES OR THE FACILITY.

4.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

      The Purchaser hereby represents and warrants to the Company as follows:

      4.1   Authorization; Enforceability; No Violations.

            (a) The Purchaser is duly organized and validly existing in good standing as a limited liability company under the laws of State of Delaware. The Purchaser has the power to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and has taken all requisite action (including pursuant to its constitutive documents) to authorize the execution, delivery and performance by it of such Transaction Documents and to consummate the transactions contemplated thereby.

            (b) The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not violate any provision of the operating agreement or certificate of formation of the Purchaser or of any other agreement or instrument to which the Purchaser is a party or by which it is bound, or to which any of its properties or assets is subject, or

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of any Applicable Law. The Purchaser has duly executed and delivered this
Agreement and, at the Closing, will have duly executed and delivered the other Transaction Documents to which it is a party. This Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party when executed and delivered by the Purchaser will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      4.2 Consents. No Consent, authorization or order of, or filing or registration with, any Person is required to be obtained or made by the Purchaser for the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which it is a party or the consummation of any of the transactions contemplated hereby or thereby other than those that will have been made or obtained on or prior to the Closing Date.

      4.3 Net Worth of BLCI. BLCI has and will maintain a net worth, computed on a market value basis, in excess of $10,000,000.

5.    CONDITIONS PRECEDENT TO CLOSING.

      5.1 Conditions to the Company's Obligations. The obligations of the Company hereunder required to be performed on the Closing Date shall be subject, at its election, to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

            (a) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            (b) The Purchaser shall have performed all obligations and agreements, and complied with all covenants, contained in this Agreement, to be performed and complied with by the Purchaser at or prior to the Closing.

            (c) All governmental and regulatory approvals and clearances and all third-party Consents necessary for the consummation by the Purchaser of the transactions contemplated by the Transaction Documents shall have been obtained and shall be in full force and effect.

            (d) The Company shall have received payment of the Purchase Price as well as payment of all costs incurred by the Company in connection with the sale of the Subject Interests.15

      5.2 Conditions to Purchaser's Obligations. The obligations of the Purchaser hereunder required to be performed at the Closing shall be subject, at its election, to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

            (a) The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material

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respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            (b) The Company shall have performed all obligations and agreements, and complied with all covenants, contained in this Agreement, to be performed and complied with by it at or prior to the Closing Date.

            (c) There shall not exist any Lien on any assets owned by any AH Entity other than those contemplated under the Mortgage Loan Documents, the Investor Loan Documents, the Subordinated Loan Documents or any documents executed by Purchaser.

            (d) To the extent not already in the possession of the Purchaser or one of its Affiliates, the Company shall have delivered to the Purchaser a copy of each AH Entity's Organizational Documents, as amended through the Closing Date.

            (e) All governmental and regulatory approvals and clearances and all third-party Consents necessary for the consummation of the transactions contemplated by the Transaction Documents shall have been obtained and shall be in full force and effect.

            (f) The Purchaser shall have received delivery of the Stock Certificate and an executed Stock Power.

            (g) The Purchaser shall have received such other certificates, instruments and documents in furtherance of the transactions contemplated by this Agreement as it may reasonably request.

            (h) Each officer and director, if any, of each AH Entity shall have resigned.

6.    INDEMNIFICATION.

      6.1 General Indemnification by the Company. The Company covenants and agrees that it will indemnify, defend, protect and hold harmless the Purchaser and its officers, stockholders, members, directors, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, successors and assigns (the "Purchaser Indemnified Parties") at all times from and after the date of this Agreement, from and against all claims, damages, losses, liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, which shall include, without limitation, expenses of investigation) (collectively, "Losses") incurred by the Purchaser Indemnified Parties as a result of or arising from any breach of the representations and warranties made by the Company set forth herein or on the schedules or certificates delivered in connection herewith. Notwithstanding the foregoing, the Company shall have no obligations to indemnify any Purchaser Indemnified Party against any Losses resulting from any claims brought under or with respect to any of the Mortgage Loan, the Subordinated Loan or the Investor Loan, except to the extent such claims are directly caused by the fraud, gross negligence or willful misconduct of any Company Indemnified Party prior to the effective date hereof.

      6.2 Indemnification by the Purchaser. The Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless Alliance Holdings, Inc. ("Alliance"), David B. Fenkell, and the Company and their officers, stockholders, directors, members, managers,

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shareholders, divisions, subdivisions, affiliates, subsidiaries, parents, agents, employees, successors and assigns (the "Company Indemnified Parties") at all times from and after the date of this Agreement, from and against all Losses incurred by the Company Indemnified Parties as a result of or arising from any breach of the representations and warranties made by the Purchaser set forth herein or on the schedules or certificates delivered in connection herewith.

      6.3   Third Party Claims.

            (a) In order for a party hereto eligible to be indemnified hereunder (an "Indemnified Party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the parties obligated to provide indemnification pursuant to Section 6.1 or Section 6.2 hereof (each, an "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within 30 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

            (b) The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel (provided that such counsel is reasonably acceptable to the Indemnified Party), any Third Party Claim provided that, and for so long as, the Indemnifying Party pursues the same in good faith and diligently. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless the Indemnified Party determines in good faith that there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party in which case, the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Party Claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses.

            (c) No Indemnifying Party shall, in the defense of any Third Party Claim, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement without the written consent of the Indemnified Party, unless (i) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or matter, (ii) there is no finding or admission of any violation by such Indemnified Party of law or the rights of

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any Person and (iii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

            (d) If the Indemnifying Party does not assume the defense of any Third Party Claim, then the Indemnified Party may defend against such Third Party Claim in such manner as it deems appropriate at the expense of the Indemnifying Party.

      6.4   Additional Indemnification Provisions.

            (a) Purchaser and BLCI, jointly and severally, further agree to indemnify, reimburse, defend and hold harmless the Company Indemnified Parties for, from and against all Losses (including costs of Remedial Work) asserted against, resulting to, imposed on, or incurred by any of them, directly or indirectly, in connection with any of the following:

            (i) events, circumstances, or conditions which are alleged to, or do, form the basis for an Environmental Claim;

            (ii) the presence, Use or Release of Hazardous Substances at, on, in, under or from the Real Property;

            (iii) any Environmental Claim against any Person whose liability for such Environmental Claim Purchaser or BLCI has or may have assumed or retained either contractually or by operation of law;

            (iv) any failure of Purchaser or BLCI to fulfill each and every obligation undertaken pursuant to this Agreement or the breach of any representation, warranty or covenant of Purchaser or BLCI set forth in this Agreement;

            (v) events, circumstances, or conditions relating to the Facility, the operation of the Facility or Purchaser or BLCI or its Affiliates which form or are alleged to form the basis for any claim under any applicable laws except to the extent caused directly by any of the Company Indemnified Parties prior to the effective date hereof;

            (vi) anything occurring at or around, or in connection with, the Facility or the operation of the Facility, except to the extent caused directly by any of the Company Indemnified Parties prior to the effective date hereof;

            (vii) any liability asserted against any Company Indemnified Party arising directly or indirectly out of the Facility or related to the Facility other than liabilities caused directly by any Company Indemnified Party prior to the effective date hereof and where the action giving rise to such liabilities is outside of the scope of activities contemplated by and permitted under and any and all documents and/or agreements signed by AH Owner, AH CGP, AH Subordinated, AH Investor, BLCI, or their Affiliates, which are related to the acquisition, development or management of the Facility;

            (viii) any foreclosure or other action by any creditor of the Purchaser, BLCI or any Affiliate of BLCI against any Company Indemnified Parties or the Facility;

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            (ix) the breach of any representation, warranty or covenant regarding Environmental Laws set forth in any document evidencing financing provided to AH Owner, AH CGP, AH Subordinated, AH Investor or any Company Indemnified Party in connection with the Real Property or the Facility, except to the extent caused by any Company Indemnified Party prior to the effective date hereof;

            (x) all Losses asserted against, resulting to, imposed on, or incurred by any Company Indemnified Party, directly or indirectly, in connection with any claim or liability resulting from or arising out of any financing provided to AH Owner, AH CGP, AH Subordinated, AH Investor or any Company Indemnified Party in connection with the Real Property or the Facility, except for Losses caused directly by an Company Indemnified Party prior to the effective date hereof;

            (xi) all Losses relating to the transfer of the Subject Interests pursuant to this Agreement; or

            (xii) any Tax audit or related proceedings directly arising out of the transactions contemplated by this Agreement or any agreements entered into by the parties hereto and their Affiliates in connection with this Facility or the Real Property.

            (b) Nothing in this Agreement shall be deemed to deprive an Company Indemnified Party of any rights or remedies provided to such Company Indemnified Party elsewhere in this Agreement or otherwise available to such Company Indemnified Party under law. Purchaser waives and releases each Company Indemnified Party from any rights or defenses Purchaser may have under common law or Environmental Laws for liability arising from or resulting from the presence, Use or Release of Hazardous Substances except to the extent directly caused by the gross negligence, fraud or willful misconduct of such Company Indemnified Party.

            (c) With respect to those matters for which Purchaser and BLCI have agreed to indemnify each Company Indemnified Party hereunder, and to the maximum extent permitted by applicable law, each of Purchaser and BLCI waives and releases each Company Indemnified Party from any rights or defenses Purchaser and BLCI may have under common law or Environmental Laws for liability arising from or resulting from the presence, Use or Release of Hazardous Substances except to the extent directly caused by the fraud, gross negligence or willful misconduct of any Company Indemnified Party prior to the effective date hereof.

            (d) For purposes of this Section 6.4, the following terms shall have the following meanings:

            (i) "Environmental Claim" means any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority requiring, alleging or asserting liability with respect to any of the Company Indemnified Parties or the Real Property, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, Use, Release or threatened Release into the environment of any Hazardous Substance in violation of any Environmental Law originating at or from, or otherwise affecting, the Real Property, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by any of the Company Indemnified Parties or otherwise affecting the Real Property or (iii) any alleged injury or threat of injury to health, safety or the environment by any of the Company Indemnified Parties or otherwise affecting the Real Property arising from actions which are in violation of Environmental Laws.

            (ii) "Environmental Laws" means any and all applicable federal, state, local and foreign laws, rules, regulations or municipal ordinances each as amended from time to time, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as in effect as of the relevant date, relating to the environment, health or safety, and pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes and all amendments to and regulations in respect of the foregoing laws.

            (iii) "Hazardous Substance" means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), lead in drinking water, and lead based paint, the presence, generation, use, transportation, storage or disposal of or exposure to which (x) is regulated or could lead to liability under any Environmental Law or (y) is subject to notice or reporting requirements under any Environmental Law, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants" or words of similar import under any Environmental Law and (iii) any other chemical or any other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

            (iv) "Release" means, with respect to any Hazardous Substances, any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

            (v) "Remedial Work" means any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind reasonably necessary or required under an applicable Environmental Law.

            (vi) "Use" means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance in violation of Environmental Laws or transportation to or from the property of such Person of such Hazardous Substance in violation of Environmental Laws.

            (e) Notwithstanding anything to the contrary contained herein, the indemnity obligation provided hereunder shall survive in perpetuity. Notwithstanding the foregoing, Purchaser and BLCI shall not indemnify any Company Indemnified Party with respect to any Losses incurred in connection with, or as a direct result of, any or all of the matters described above in
Section 6.4(a)(i) through 6.4(a)(iii) to the extent that Purchaser or BLCI can establish directly and solely that such Losses result from Hazardous Substances being placed on, above or under the Property by the affirmative act or gross negligence of such Company Indemnified Party.

      7.    MISCELLANEOUS.

      7.1 Notices. All notices, demands, requests, Consents, or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile (with confirmation of successful transmission obtained); provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service.

                    To the Company:

                    DBF Consulting, LLC
                    711 York Road, 2nd Floor
                    Willow Grove, Pennsylvania 19090
                    Attention: David B. Fenkell
                    Telefax: (215) 706-0877

                    To the Purchaser:

                    Brookdale Development, LLC
                    330 North Wabash Avenue, Suite 1400
                    Chicago, Illinois 60611
                    Attention: R. Stanley Young
                    Telefax: (312) 977-3699

      7.2 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Ohio applicable to agreements made and to be performed within the State of Ohio, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Franklin County, Ohio, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

      7.3 Entire Agreement. This Agreement and the other Transaction Documents (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Nothing herein shall be deemed to limit in any way the rights of Alliance under the Indemnification Agreement.

      7.4 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by the parties hereto intending to be bound thereby.

      7.5 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

      7.6 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

      7.7 Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

      7.8 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may be assigned or delegated by the Company without the prior written consent of the Purchaser. This Agreement and the rights, duties and obligations of the Purchaser hereunder may not be assigned or delegated by the Purchaser. Any assignment or delegation of rights, duties or obligations hereunder made that requires consent and is made without the prior written consent of the other party hereto shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 6.

      7.9 Counterparts. This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

      7.10 Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY                       DBF CONSULTING, LLC ,
                              a Pennsylvania limited liability company

                              By: /s/ David B. Fenkell
                                  ___________________________________________
                                  Name: David B. Fenkell
                                  Title: Manager

PURCHASER                     BROOKDALE DEVELOPMENT, LLC,
                              a Delaware limited liability company

                              By: /s/ R. Stanley Young
                                  ___________________________________________
                                  Name: R. Stanley Young
                                  Title: Vice President

                          For purposes of Section 6.4 only:

                              BROOKDALE LIVING COMMUNITIES, INC.

                              By:  /s/ R. Stanley Young
                                  ________________________________________
                                  Name:  R. Stanley Young
                                        __________________________________
                                  Title:  Chief Financial Officer
                                         _________________________________

Stock Purchase Agreement - North Carolina

                                     CONSENT

      The undersigned has executed this instrument to consent to the sale of Subject Interests contemplated by this Agreement and to agree that the effectuation of such sale will not constitute an event of default under the loan documents evidencing the $31,125,000 loan from the undersigned to AH North Carolina Owner Limited Partnership.

GUARANTY BANK

By  /s/ Jeff Ringwald
   ________________________________________
Name:  Jeff Ringwald
      _____________________________________
Its: Vice President
    ______________________________________

                                    EXHIBIT A

                              AH ENTITY INFORMATION

                                                                                      CERTIFICATE
       ISSUER               TYPE              SHAREHOLDER           PERCENTAGE           NUMBER          PAR VALUE       NO. SHARES
------------------      -------------     -------------------       ----------        -----------        ---------       ----------
 AH North Carolina      Common Shares     DBF Consulting, LLC          100%                 2                $0               100
   Investor, Inc.

            ISSUER                                      TYPE                   PERCENTAGE                     MEMBER
-----------------------------------               -------------------          ----------          --------------------------------
AH North Carolina Subordinated, LLC               Membership Interest             100%             AH North Carolina Investor, Inc.

                                                                                       CERTIFICATE
       ISSUER              TYPE              SHAREHOLDER            PERCENTAGE           NUMBER           PAR VALUE       NO. SHARES
------------------     -------------      -----------------         ----------         -----------        ---------       ----------
 AH North Carolina     Common Shares      AH North Carolina            100%                 1                $0               100
     CGP, Inc.                            Subordinated, LLC

                     ISSUER                                    TYPE            PERCENTAGE                   PARTNER
-------------------------------------------       ------------------------     ----------      -----------------------------------
AH North Carolina Owner Limited Partnership       General Partner Interest        1%           AH North Carolina CGP, Inc.
AH North Carolina Owner Limited Partnership       Limited Partner Interest        99%          AH North Carolina Subordinated, LLC

                                    EXHIBIT B

                                  INVESTOR LOAN

The $1,931,594.00 loan made pursuant to that certain Promissory Note, dated September 30, 2004, executed by AH North Carolina Investor, Inc. for the benefit of Brookdale Living Communities of North Carolina, Inc.

                                    EXHIBIT C

                                  MORTGAGE LOAN

The loan made pursuant to that certain Loan Agreement, dated as of February 2, 1999, as amended, among AH North Carolina Owner Limited Partnership, Brookdale Living Communities of North Carolina, Inc. and Guaranty Bank, in the original principal amount of $29,200,000.

                                    EXHIBIT D

                                SUBORDINATED LOAN

The $7,271,827.99 loan made pursuant to that certain Promissory Note, dated September 30, 2004, executed by AH North Carolina Subordinated, LLC for the benefit of Brookdale Living Communities of North Carolina, Inc.

                                       2